SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): November 6, 2002

                                 SURF GROUP INC.
             (Exact name of registrant as specified in its charter)


New York                           0-33513                        11-3579554
(State or other                    (Commission                    (IRS Employer
jurisdiction of                    File Number)                   Identification
incorporation)                                                    Number)

57 Main Street, East Hampton, New York                            11937
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (631) 329-9100

                                       n/a
             (Former name or address, if changed since last report)

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     Item 5. Other Events

     On November 6, 2002, Surf Group Inc. (the "Company") issued a press release reporting that Jeffrey R. Esposito, Surf Group's President and principal shareholder, and a majority of the shareholders of the Company, have entered into an agreement (the "Purchase Agreement") to sell an aggregate of 4,760,250 shares, or 96%, of the Company's common stock to a group of five individual purchasers from the United Kingdom, for an aggregate purchase price of $250,000. The closing of the stock sales is expected to take place within approximately 10 days, pending the satisfaction of certain closing conditions. A copy of each of the Company's press release and the Purchase Agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Report.

     At the closing under the Purchase Agreement (the "Closing"), the Company's current officers and Board of Directors will resign and four persons designated by the purchasers will be elected as the new officers and directors of the Company (this group is sometimes referred to herein as the "New Management Group").

     As part of the Purchase Agreement, certain shareholders of the Company (other than the selling shareholders) have agreed to grant to the purchasers or their assignees, on the date of the Closing, an option to purchase an aggregate of 130,000 additional shares of common stock (the "Option"). Under the terms of the Option, the purchasers will be entitled to purchase: (1) an aggregate of up to 45,000 shares for $.30 per share for a period of three months from the Closing; (2) an aggregate of up to 40,000 shares for $.50 per share for a period of six months from the Closing; and (3) an aggregate of up to 45,000 shares for $.625 per share for a period of nine months from the Closing.

     As a condition to the consummation of the Purchase Agreement, certain shareholders holding an aggregate of 40,000 shares of common stock have agreed to enter into a lock-up agreement with the Company pursuant to which such shareholders will agree not to sell, collectively, more than 9,000 shares of common stock of the Company in any calendar month during the six (6) months commencing from the date of the Closing and that any such sales will be made over the OTC Bulletin Board or any successor market. A copy of the lock-up agreement is attached hereto as Exhibit 99.3 and is incorporated by reference into this Report.

     Following the consummation of the transactions contemplated by the Purchase Agreement, it is contemplated that TDS (Telemedicine) Inc., a privately held Delaware company controlled by the New Management Group, will merge with and survive as, a subsidiary of the Company (the "Proposed Merger"). As a result of the Proposed Merger, the stockholders of TDS (Telemedicine) Inc., a majority of which consists of the New Management Group, will own approximately 85.5% of the Company.

     In connection with the Purchase Agreement and the Proposed Merger, it is contemplated that the assets and liabilities of the retail surf clothing business in which the Company has historically been engaged, will be sold to an entity owned by Jeffrey R. Esposito and the other selling shareholders of the Company. The purchase price for the sale of these assets is expected to be nominal. As a result of this anticipated sale of the Company's retail business, following the Proposed Merger, the Company will be engaged solely in the business of TDS (Telemedicine) Inc.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

          (c)  Exhibits

               99.1     Press Release dated November 6, 2002.
               99.2     Stock Purchase Agreement
               99.3     Lock-Up Agreement
               99.4     Stock Option Agreement


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            SURF GROUP INC.


                                            By: /s/ Jeffrey R. Esposito
                                            ---------------------------
                                            Name: Jeffrey R. Esposito
                                            Title:  President


Dated as of November 6, 2002

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                                  EXHIBIT INDEX


Exhibit No.    Exhibit
-----------    -------

99.1           Press Release dated November 6, 2002.
99.2           Stock Purchase Agreement
99.3           Lock-Up Agreement
99.4           Stock Option Agreement